Exhibit 10.2

AMENDMENT NO. 2

TO AMENDED AND RESTATED TERMINAL AGREEMENT BETWEEN MIAMI-DADE COUNTY AND SEABOARD MARINE, LTD. FOR MARINE TERMINAL OPERATIONS

THIS AMENDMENT NO. 2 is entered this 31st day of July, 2013, by and between Miami-Dade County, Florida, a political subdivision of the State of Florida (“County”) and Seaboard Marine Ltd., a Liberian Corporation, authorized to do business in the State of Florida (“Seaboard”), by and through their authorized representatives in accordance with the terms, conditions and covenants contained herein below.  The County and Seaboard are jointly referred to as “the Parties.”

WHEREAS, the County owns certain lands located in Miami-Dade County, Florida, on which the Dante B. Fascell Port of Miami-Dade (hereinafter the “Port”) is located;

WHEREAS, on May 20, 2008, by Resolution No. R-599-08, the County’s Board of County Commissioners (“Board”) approved the Amended and Restated Terminal Agreement Between Miami-Dade County and Seaboard Marine Ltd. (the “Initial Seaboard Agreement”) amending, restating and extending the “Terminal Agreement between Miami-Dade County and Seaboard Marine Ltd. for Marine Terminal Operations” dated October 1, 1998;

WHEREAS, on March 3, 2009, by Resolution No. R-201-09, the Board approved Amendment No. 1 to the Initial Seaboard Agreement which, among other things, provided for Seaboard’s utilization, through a Terminal Services Agreement (“TSA”) with the Port of Miami Terminal Operating Company, L.C. (“POMTOC”), of up to eighteen (18) acres of terminal space at the Port currently under lease to POMTOC, pursuant to the September 15, 1994 Terminal Operating Agreement between POMTOC and the County (“POMTOC Agreement”) (The Initial Seaboard Agreement and Amendment No. 1 are collectedly referred to as the “Seaboard Agreement”);

WHEREAS, Seaboard and POMTOC desire to modify and extend the TSA to increase the terminal space available to Seaboard under the TSA up to 25.4 acres for a term equal to that remaining under the POMTOC Agreement or until such time said acreage, or substantial portion thereof become part of the leased Premises under the Seaboard Agreement.  The amended TSA is being presented for consideration by the Board simultaneously with this Amendment; and

WHEREAS, the Seaboard Agreement provides for, among other things, minimum cargo throughput guarantees by Seaboard and commitments by the County to complete certain infrastructure improvements by certain dates; and

WHEREAS, Seaboard Marine, which has operated at the Port since 1987, has fulfilled its commitments under the Seaboard Agreement and has continued to grow with Seaboard vessels now carrying nearly forty-five percent (45%) of the total total TEU’s passing through the Port; and

WHEREAS, the County, through its Seaport Department, desires to complete certain infrastructure improvements at the Port, which include the development of an intermodal rail facility, and generally, working in conjunction with the various tenants at the Port to reallocate portions of Port land to efficiently accommodate the planned infrastructure improvements as well as the efficient operation of Port facilities; and

WHEREAS, the Port desires to construct the planned Port intermodal facility on land which is, in part, currently leased by the County to Seaboard under the Seaboard Agreement.  The affected land is an integral part of Seaboard’s terminal facility and the loss of said land, if not mitigated by certain Port actions reflected in this Amendment, will have a significant and material impact on Seaboard both operationally and economically and requires the relocation of Seaboard’s terminal infrastructure; and

WHEREAS, the County and Seaboard desire to amend the Seaboard Agreement to make various changes and adjustments to the Seaboard Agreement, in part, to allow for the construction of the Port’s intermodal rail facility on land currently leased to Seaboard under the Seaboard Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                   The Seaboard Agreement shall be amended as follows:

A.                                 The Recitals Section of the Seaboard Agreement and Amendment No. 1 shall be amended to include the Recitals set forth above in this Amendment No. 2.

B.                                 Section 2 of the Seaboard Agreement providing for definitions shall be amended to:

i.                          add the following sentence at the end of the existing definition of “Actual TEU Throughput”:  Shiftings or re-stows on Seaboard’s Vessel shall not be counted as a TEU towards Actual TEU Throughput.

ii.                      delete the reference to Section 5(L) and replace it with Section 4(L) in the definition of “Actual TEU Throughput.”

iii.                  add the following definition:   “Car Rack” means an open-walled forty or forty-five foot conveyance used strictly for carrying vehicles that are loaded within the Port.

iv.                  delete the definition of “Container” and replace it with the following: “Container” means a marine cargo container or a trailer, flatbed, lowboy, platform, flatrack, Car Rack, or detached chassis.  If empty flatracks, chassis, flatbeds or platforms are bundled, each bundle shall count as one Container.  Flatracks and platforms, when used as ship’s gear, shall not be counted as a Container.  Empty Car Racks, initially loaded at the Port with one or more vehicle(s) for export, shall not be subject to TEU fees or charges when returned/imported empty to the Port, but however shall be counted as a Container.

v.                      the definition of “Effective Date” shall be amended by adding the following sentence to the end of the existing definition:  As to any amendment of this Agreement, the Effective Date of any such amendment shall be the date of the Board of County Commissioners’ resolution that approves such amendment and after the expiration of any applicable Mayoral veto period.

vi.                  delete the definition of “Minimum Guaranteed TEU Throughput” and replace it with the following:  “Minimum Guaranteed TEU Throughput” means the minimum Actual TEU Throughput required of Seaboard and is set for each Fiscal Year by multiplying the per acre requirements set forth in Exhibit “A” by the Throughput Acres in existence during the applicable Fiscal Year.

vii.              replace the definition of “Shortfall Fees” as follows:  “Shortfall Fees” means the difference between Actual TEU Throughput and the Minimum Guaranteed TEU Throughput multiplied by the Tier 1 TEU Rate for any applicable Fiscal Year as set forth in Exhibit “A” and in Section 5(E).

viii.          delete the definition of “Terminal Area” and replace it with the following: “Terminal Area” means, as of the Effective Date of Amendment No. 2, the 68.97 acres of land designated in “Exhibit B-(Amendment No. 2)”, attached hereto and incorporated by reference herein, as Parcel “A”, “B-1” and “B-2” including those buildings and structures currently occupied by Seaboard and other non-Seaboard tenants, located within said parcels.  The Terminal Area is subject to adjustment from time to time as provided in the Seaboard Agreement, as amended.

ix.                  Delete the definition of “Throughput Acres” and replace it with the following:  “Throughput Acres” means all acreage, except as specifically excluded under the Agreement, that is suitable for vertically stacking of more than two loaded containers, which as of the Effective Date of this Amendment No. 2, is comprised of Parcel A, as identified on Exhibit “B”, and is subject to change as the rehabilitation of additional parcels identified on Exhibit “B” is completed in accordance with the terms and conditions set forth in the Agreement.

x.                      replace the definition of “TSA” as follows:  “TSA” means the Terminal Services Agreement between Seaboard and the Port of Miami Terminal Operating Company, L.C., as amended by that certain Amendment to Terminal Service Agreement dated April 1,

2013,  all attached as Exhibit “1” to this Amendment No. 2.

xi.                  delete the definition of “Vehicle” and replace it with the following:  “Vehicles” means a motorized wheeled conveyance used for transporting persons or cargo , except where loaded on or in a flat rack, Car Rack or container.

xii.              replace the definition of “VSA” as follows: “VSA” means an agreement, filed with the Federal Maritime Commission, if applicable, between shipping lines providing space for cargo, containerized or otherwise, on vessels, and shall include, but not be limited to, vessel sharing agreements, conference agreements, slot charters, space charters, space sharing agreements and feeder agreements.

C.                                Section 3 of the Seaboard Agreement shall be deleted and replaced with the following:

Section 3.  Effective Date and Term

The Effective Date of this Agreement shall be May 20, 2008, the date of the Board of County Commissioners’ resolution approving this Agreement.  The Expiration Date shall be September 30, 2028, unless Renewal Terms are exercised, and subject to the cancellation and other terms and conditions contained herein.  Subject to the conditions below, Seaboard shall have the sole option to renew this Agreement on the terms and conditions contained herein for three (3) Renewal Terms of five (5) years each.  Seaboard’s renewal option for the first Renewal Term requires it to meet either one of the following two (2) conditions:  (i) Seaboard’s aggregate average TEU Throughput per Throughput Acre for the final five (5) Fiscal Years of the Initial Term exceeds the aggregate average per acre TEU Throughput for all Port cargo terminal operators combined during those same five (5) Fiscal Years, or (ii) Seaboard’s total payments (“Total Payments”) to the Port for any and all charges and fees (including those in this Agreement and the Tariff)  exceed one hundred and ten million dollars ($110,000,000) for the final five (5) Fiscal Years of the Initial Term, which sum shall be adjusted on a pro rata basis for changes in Throughput Acres acreage.  Seaboard shall have the same two (2) conditions for its option to exercise the second and third Renewal Terms, except the required amount of the Total Payments shall be one hundred and twenty-eight million dollars ($128,000,000) for the five (5) Fiscal Years of the first Renewal Term, and one hundred and forty-six million dollars ($146,000,000) for the five (5) Fiscal Years of the second Renewal Term.  For purposes of the options, Seaboard’s Total Payments shall be adjusted for force majeure events, failure of the County to fulfill its commitments, or actions by the County that inhibit or restrict

Seaboard’s ability to reach the Total Payments requirement.  Should Seaboard wish to enter into a Renewal Term after having met either of the two (2) conditions listed above, Seaboard shall notify the County of its intent to exercise the first renewal option no less than ninety (90) days prior to the expiration of the Initial Term or any successive Renewal Term.  Should Seaboard fail to meet both of the conditions listed above for the first Renewal Term and the Parties do not agree to enter into the first Renewal Term or a successor contract, the County agrees to reimburse Seaboard for the unamortized portion of useful capital improvements made by Seaboard within the Terminal Area during the final five (5) years of the Initial Term.  Any such reimbursement shall be equal to the value of the asset’s scheduled amortization over the five (5) year period following the Initial Term, calculated using asset lives in accordance with generally accepted accounting principles.

D.                                Subsection 4(A) of the Seaboard Agreement shall be deleted and replaced with the following:  The County agrees to allow Seaboard Preferential Berthing Rights at the Berths 149 through 182.  In the event the Port no longer has current obligations with the current user of Berth 183, the Port Director shall assign Berth 183 to Seaboard for its preferential use.   The Port shall provide Seaboard the use of at least two (2) operable container gantry cranes, upon request by Seaboard, and Preferential Berthing Rights at the Berths 140 through 148.  Seaboard’s usage of such Bays 140 through148 is subject to Seaboard utilizing the Port’s operable and available gantry crane(s).  In the event Bays 140 through 148 are occupied by a non-Seaboard Vessel, and/or up to two (2) operable gantry cranes, if required by Seaboard, are not available, and/or said Bays are unusable, the Port shall, on a priority basis, provide the closest available gantry berth with at least two (2) operable gantry cranes, if requested by Seaboard.

E.                                 Subsection 4(D) of the Seaboard Agreement shall be deleted and replaced with the following:  The County agrees to provide Seaboard with the uninhibited right of ingress and egress leading to and from the Terminal Area, including at the location of the Seaboard terminal gates, receiving locations, office location(s) and along the string piece.  In the event Seaboard is not able to process vehicles and/or cargo owing to a backup not caused by Seaboard, the Port will promptly use reasonable efforts to marshal traffic to allow for prompt access of Seaboard vehicles and cargo to and from the Terminal Area.  After completion of the Tunnel, the Port will continue to provide “Seaboard only” lane(s) for access to the Terminal Area.

F.                                  Subsection 4(F) of the Seaboard Agreement shall be deleted and replaced with the following:  The County acknowledges that Seaboard desires to conduct its terminal operations from a contiguous tract of land on the Port.  In this regard, the County agrees that if additional land contiguous to the

Terminal Area becomes available for permanent use, other than acreage to the west of the Terminal Area, and such land is free from contractual or other obligations and not needed for general Port uses, the County shall extend to Seaboard a first right of refusal to enter into an agreement for use of such land, up to ten (10) acres, on terms to be agreed upon, but generally consistent with the Seaboard Agreement or other agreements with terminal operators at the Port.  Under Seaboard’s first right of refusal, the Parties agree to work in good faith regarding such land and improvements thereto, and the Port shall offer them to Seaboard prior to offering them to any other third party.

G.                                Subsection 4(H) of the Seaboard Agreement shall be deleted and replaced with the following: The County may, through administrative action by the Port Director, offer Seaboard land for temporary rental if land becomes available, at the Land Rental Rate applicable at the time. Temporary land at the time of the Effective Date includes land designated as Parcel “C” in Exhibit “B” as amended, which shall not be Throughput Acres.

H.                                Subsection 4(K) of the Seaboard Agreement shall be deleted.

I.                                        Subsection 4(L) of the Seaboard Agreement shall be deleted and replaced with the following:  Upon execution of this Amendment, Seaboard may, in its discretion, provide terminal and other services for third parties providing that the TEU rate for third party cargoes will be charged at the higher of the then applicable Tier I TEU rate charged to Seaboard in this Agreement, or the average of the highest Tier 1 equivalent TEU rates of the other cargo terminal operators at the Port, unless such third party cargoes qualify for any other volume incentive provisions described in the Tariff or as otherwise may be part of an agreement between the third party and the Port.  The TEUs from Seaboard’s third party terminal services will count towards Seaboard’s Actual TEU Throughput, however for the purposes of determining Discounted TEU Rates in any Fiscal Year, the TEUs from Seaboard’s third party terminal services shall only be applied to Seaboard’s Actual TEU Throughput (to determine the total discount) once Seaboard reaches TIER 3 (as identified on Exhibit “A”) and at such time, all TEUs from Seaboard’s third party terminal services during said Fiscal Year shall be applied to Actual TEU Throughput for the purposes of determining Discounted TEU Rates.

J.                                    Subsection 4(O) of the Seaboard Agreement shall be deleted and replaced with the following:  The County agrees that the lease(s) on all buildings, structures, and land in the Terminal Area, located within Parcel “B1” in Exhibit “B” that are currently occupied and leased directly from the County by tenants other than Seaboard (“Third Party Leases”), shall be terminated within sufficient time for County to complete the demolition and rehabilitation of the Parcel B1 within the time frame set forth in Subsection 4(V), except that such date may be altered or extended by mutual written agreement between Seaboard and the County, by administrative act of the Port Director.  The County shall not enter into, or amend, Third Party Leases on terms not permitting compliance with this provision.  With respect to Third Party Leases, the premises leased under Third Parties Leases, adjacent lands utilized by said third parties or their invitees, including, but not limited to,  the means of access, ingress and egress, the County also hereby agrees that:

1.                                   the County shall remain solely responsible for any obligations arising under or in connection with the Third Party Leases, including, but not limited to, any obligations for maintenance of the building and leased premises, and environmental obligations, any access obligations, any ingress obligations, and any egress obligations.

2.                                   the County shall assume any and all liability, and shall indemnify and defend Seaboard against the same, except to the extent caused by act or omission of Seaboard, associated with or arising out of the Third Party Leases until the Third Party Lease is terminated by the County and the tenant vacates the areas leased and utilized under said Third Party Leases.

3.                                   the County, as landlord, shall be solely responsible for the collection any and all rents and remittance of taxes associated with the Third Party Leases until their termination.

4.                                   the County shall modify Third Party Leases as necessary to give full force and effect to the Seaboard Agreement and shall not permit any tenant, or invitees of any tenant to interfere with the rights of Seaboard under the Seaboard Agreement, the business operations of Seaboard, or Seaboard’s access to the Terminal Area or other land at the Port utilized by Seaboard.

5.                                   the County shall ensure that each property subject to a Third Party Lease is prepared for demolition within the time frame established herein.

K.                                 Subsection 4(P) of the Seaboard Agreement shall be deleted and replaced with the following:  The County acknowledges that Seaboard has agreed, as part of this Amendment, to relinquish certain land, identified as Parcels R-1, R-2 and R-3 on Exhibit “B”, originally leased to Seaboard, so that the Port may construct an intermodal rail facility and, as a result, to accommodate Seaboard’s operational needs, Seaboard will utilize 25.4 total acres of land, made up of Parcels E-1, E-2, E-3 and E-4 identified on Exhibit “B”, currently leased to POMTOC under the TSA.  The County agrees that the land identified as Parcels E-1 and E-3, comprising a total of 16.3 acres, shall be leased to Seaboard, become part of the Terminal Area and subject to the terms and conditions of Seaboard Agreement, at the sooner of, (a) the conclusion of the POMTOC Agreement, (b) such time the County and POMTOC agree to a modification or extension of the POMTOC Agreement, or a new and/or amended POMTOC Agreement, which does not include Parcels E-1 and E-3, or (c) the County gains possession and control said parcels, but in no event later than October 1, 2014, at which time Seaboard shall pay the County the then current Land Rental Rate and such acreage shall be Throughput Acres.  Simultaneously with the transfer of Parcels E-1 and E-3 to Seaboard, the County shall cause the lessee(s) of Parcels E-2 and E-4, as identified on Exhibit “B”, to make available to Seaboard, on the same terms and conditions as the TSA, the use of said land until such time as the Port completes the demolition of Shed E (located on Parcel F-1) and Shed G (located in Parcel B-1), and reconditioning of the surrounding land as provided in Section 7.  In the event Parcels E-2 and E-4 shall not be under lease to a Port tenant, County shall, by administrative action of the Port Director, temporarily lease to Seaboard, at the then current Land Rental Rate, said parcels for the same duration.  Land utilized by Seaboard under a TSA or temporary lease from the County shall not be Throughput Acres, except however, TEU throughput shall be counted towards Seaboard’s Minimum Guaranteed TEU Throughput.

At such time the County completes the demolition of Shed E (located on Parcel F-1) and reconditioning of the related land as required, Parcel F-1 identified on Exhibit “B”, shall become part of the Terminal Area, be considered Throughput Acres and subject to the Seaboard Agreement, and Seaboard shall pay the County the then current Land Rental Rate.  The County shall not henceforth enter into any agreement or lease, or otherwise take any action inconsistent with the foregoing.

The County agrees that the third-party lease(s) for Shed E and the land identified as Parcel F-1 on Exhibit B shall be terminated as soon as legally and reasonably possible, but in any event such lease(s) shall be terminated in sufficient time for the County to deliver Parcel F-1 to Seaboard, as contemplated above by January 1, 2017, unless such date is amended or extended by mutual agreement between the County and Seaboard.   Prior to delivery of Parcel F-1 to Seaboard, the County at is sole expense, shall demolish Shed E, remove fencing and other tenant constructed improvements and improve the underlying and surrounding land in a manner consistent with the paving and other improvement requirements set forth in Section 7.  The costs paid by County to demolish Shed E and improve Parcel F-1, shall not count toward the Funding Cap.

The County also agrees that once Parcel F-2 becomes available at the conclusion of the construction of the intermodal rail facility, the County shall improve said land in a manner consistent with Section 7 (and adjacent Terminal Area land), and upon the completion of said improvements, Parcel F-2 shall become part of the Terminal Area, be considered Throughput Acres and subject to the Seaboard Agreement and Seaboard shall pay the County the then current Land Rental Rate.

L.                                   Subsection 4(Q) of the Seaboard Agreement, shall be further amended to delete the date “June 1, 2011” in the second sentence and replace it with the date “June 30, 2014” and by adding the following sentence:  The change in expiration date of the scale fee grace period shall be applied retroactively and the County acknowledges that Seaboard does not owe any scale charges at this time and that Seaboard has the right to construct, with no fees owed to the Port, scales at its own expense so long as such scales are within the land subject to the TSA or Terminal Area.

M.                               Section 4 of the Seaboard Agreement shall have the following subsections added:

(R) –	The County commits to substantially complete, at its cost, the scheduled construction of the bulkhead located between Bay 177 and Bay 182 (“West Bulkhead”) by December 31, 2014.

(S) -

The County acknowledges that it is responsible for bulkhead repair and maintenance and that failure to adequately repair or maintain bulkheads, inclusive of the scheduled construction of the West Bulkhead, could negatively impact Seaboard’s use of the Terminal Area. The County also acknowledges the bulkheads between Bays 165 and 177 are in need of eventual rehabilitation and commits to rehabilitate such, at its cost, before June 30, 2017. The rehabilitation design will give consideration to including rails for gantry cranes.

(T) -

Maintenance Dredging: Subject to applicable laws, the County commits to maintaining its dredging depth in the access channel and along Bays 140 through 148 east at forty (40) feet M.L.W. and along Bays 148 west to 182 at thirty-two (32) feet M.L.W. (collectively the “Minimum Depth”). If at any time during the Initial Term or any applicable Renewal Term Seaboard shall have a reasonable basis to believe these bays have less than Minimum Depth, (the “Alleged Dredging Condition”), Seaboard shall provide immediate written notice thereof to the Port Director, which notice shall include the precise location(s) of the Alleged Dredging Condition and the factual basis of thereof.

The County recognizes it is likely the size and draft of Vessels utilized by Seaboard will increase over the Term of the Seaboard Agreement. County will use its best efforts to plan and implement dredging improvements to accommodate deeper draft Vessels along the Berths in order to facilitate increases in Actual TEU Throughput.

At such time that the County needs Parcel C for other purposes it shall give Seaboard ninety (90) days written notice to vacate said parcel. At that time, the parties will, in good faith, discuss other parking alternatives that may be available. If the parties are unable to agree to a suitable alternative, Seaboard may use up to one and one-half (1.5) acres of Parcel A in Exhibit “B” for employee parking. So long as this designated area is west of berth 184, is no more than one and one-half (1.5) acres, and is designed in accordance with proper security regulations, it shall be considered Non-Throughput Acres. The County agrees that Seaboard will be given suitable access to this designated area from the west edge of the Terminal Area.

(V) -

At the request of County, Seaboard, as reflected in this Amendment, has agreed to adjust the Terminal Area and relinquish certain land back to the County, which was leased to Seaboard under the Initial Seaboard Agreement, to be used by the County to construct and operate an intermodal rail facility at the Port.  To adjust the Terminal Area and relinquish the land needed by the County, certain portions of the security perimeter of Seaboard’s Port terminal facility, access locations and other infrastructure maintained by Seaboard and essential to Seaboard’s operation at the Port must be altered and, in certain cases, completely relocated.  In addition to its demolition responsibilities under subsection 4(P), the County shall also be similarly responsible for demolishing, at its own cost, the following:  Shed G located on Parcel B-1, 1500 Building located on Parcel B-1, 1620 Building located on Parcel B-1, and 1306 Building located on Parcel A.  After demolition of all such structures, the Port shall, at its cost, improve the land these structures previously occupied, extending one hundred (100’) feet in all directions from the current building walls, in a manner consistent with the work done as described in Sections 7.   The County and Seaboard shall mutually agree to a demolition schedule, but in any event the demolition and improvement set forth above shall be completed by January 1, 2017, except where such deadline is modified or amended by mutual agreement between the County and Seaboard.  The County shall bear the costs demotion, improvement and related work, and such costs shall not count against the County Funding Cap.

(W)

Seaboard and the County agree a formal amendment of the Seaboard Agreement does not need to be submitted for approval to the Board each time the various parcels referenced herein become part of the Seaboard Agreement, subject to a TSA or temporary lease, or at such time(s) dates for demolition and related activities are established, amended, or extended.  To facilitate the various allocations of land addressed herein, the County agrees the approval by the Board of this Second Amendment authorizes the

Port Director to take such actions necessary to give effect to the provisions set forth herein.

N.                                Section 5 of the Seaboard Agreement shall have the following subsections modified/added:

D)                               Minimum Annual Throughput.  During each Fiscal Year of the Initial Term and any Renewal Term, Seaboard shall provide the Minimum Guaranteed TEU Throughput, subject to force majeure or the failure of the County to comply with this Agreement, hereunder. The Minimum Guaranteed TEU Throughput will be adjusted pro rata to reflect any partial Fiscal Year.  For the purposes of determining Actual TEU Throughput, each Vehicle, not in or on a Car Rack or Container, shall count as two-thirds of a TEU. Cargo, other than Vehicles and Containers, shall count as one (1) TEU per ten (10) tons for purposes of determining Actual TEU Throughput but said cargo shall not be utilized to determine Discount TEU Rates.  Seaboard cargo on a non-Seaboard vessel as part of a VSA shall count towards Actual TEU Throughput totals, but any non-Seaboard cargoes on a non-Seaboard vessel, which is part of a Seaboard VSA, although counting towards the Actual TEU Throughput, shall be assessed at the higher of the then-applicable Seaboard Tier I TEU Rate or the average of the highest Base or Tier I TEU Rates of the other cargo terminal operators at the Port.  Trans-shipped TEUs will count towards TEU throughput calculations, but only if future rates for Trans-shipped TEUs are equal to or greater than the then-applicable Tier I TEU Rate.   However, notwithstanding the manner of calculation of TEU throughput, Seaboard will be responsible for paying to the Port the equivalent full  TEU Rate for all TEUs falling under Tier I in Exhibit “A”.

G)                               Add the following to the end of the provision:  Where land is removed from the Terminal Area under this provision, the County shall relocate, at its expense, any facilities and other infrastructure located on the land removed to location(s) within the Terminal Area reasonably designated by Seaboard.

H)                               deleted in its entirety.

K)                                Seaboard agrees to not make and releases the County from any claims or any contractor of the Tunnel for not compensating Seaboard for its loss of usage of a former security gate structure located in the Terminal Area.

L)                                  Minimum Annual Crane Revenue Guarantee.  Commencing on October 1, 2014 Seaboard shall guarantee County minimum annual payments of gantry crane rental charges (at rates and charges governed by subsection 6(C)) computed based on a minimum number of annual crane hours of 1,750 (the “Minimum Crane Hour Guarantee”) so long as the County meets its obligations under subsection 4(A).  Notwithstanding how many gantry crane hours Seaboard actually uses the Port’s gantry cranes in any given Fiscal Year, Seaboard shall pay the County the greater of (i) the gantry crane fees and charges due the County for the actual number of crane hours used by Seaboard in such Fiscal Year, or (ii) an amount computed by multiplying the then applicable gantry crane rate(s) (under subsection 6(C)) by the Minimum Annual Crane Hour Guarantee for the applicable Fiscal Year.  If following the end of any Fiscal Year during the Initial Term or applicable Renewal Term, Seaboard has paid the County crane fees during the preceding Fiscal Year in an amount less than the amount of minimum crane fees due under this Section (the “Crane Fee Deficiency”), Seaboard shall pay the County the full amount of such Crane Fee Deficiency by November 15 immediately following the just concluded Fiscal Year.  If Seaboard pays a Crane Fee Deficiency in any Fiscal Year, and total gantry hours in the subsequent Fiscal Year exceed the Minimum Crane Hour Guarantee Base for the subsequent Fiscal Year, (but only the immediate subsequent Fiscal Year), then Seaboard shall receive a credit for the excess crane hours, but only up to the amount of the Crane Fee Deficiency paid during the previous Fiscal Year.

M)                              Minimum Throughput Acreage. Seaboard agrees that until parcels currently under the TSA with POMTOC are transferred by the County to Seaboard (as described in Section 4(P)), a minimum of sixty-five (65) acres will be considered as Throughput Acres for purposes of Seaboard’s Minimum Guaranteed TEU Throughput and TEU Throughput tiers in Exhibit A (as amended) even if the acres subject to Throughput in Exhibit B (as amended) are below sixty-five (65) acres.

O.                                Subsection 6(I) of the Seaboard Agreement shall be amended to add the following sentence:  The Port’s actual security operating costs for the Fiscal Year ended September 30, 2012 were $15.0 million.

P.                                 Seaboard may, in its discretion, maintain a tariff establishing rates, rules and terms and conditions applicable to work and services provided by or on behalf of Seaboard at its terminal facility (Terminal Area, TSA land or other lands leased or operated by Seaboard at the Port), provided that such tariff does not conflict with the Port’s Tariff.

Q.                                Subsection 7(C) of the Seaboard Agreement, as amended, shall be amended to add the following sentences:  Seaboard acknowledges that the County has satisfactorily met the completion dates for the first three (3) phases of the five (5) phases described in Exhibit C.  The County acknowledges that Seaboard has fully and satisfactorily paid three million dollars ($3,000,000) for its share of these completed phases.

R.                                Subsection 7(F) of the Seaboard Agreement shall be amended to add the following sentences:  Seaboard acknowledges that the County satisfactorily completed the East Bulkhead project described in Section 4(J) and that all construction deadlines were met.  The County and Seaboard agree that $14,696,927.00 has been paid by the County for the three (3) completed phases, leaving a remainder of $6,303,073.00 in the current County Funding Cap plus the funds the County has received or will receive from Seaboard for its share.  The parties agree that the demolition, improvement and rehabilitation activities described in subsection 4(O), 4(P), 4(V) and 7(G) shall not be counted against the County Funding Cap.

S.                                 Subsection 7(G) of the Seaboard Agreement shall be deleted and replaced with the following:

(G)       The County shall complete and pay for the costs of the following:

(i)         relocation of the current Chute Road to the area north/east of the TSA Parcels E-3 and E-4. At the conclusion of the TSA (or temporary lease) as set forth herein, County shall pay for the relocation of Chute Road to the north and east of Parcels E-1 and E-3.

(ii)        construct temporary entry/TIR gates/support function with canopies, utilities (including power and fiber optics), striping, etc. in Parcel E-3 in accordance with applicable design and configuration requirements provided by Seaboard.

(iii)       relocate perimeter fencing around the TSA parcels and pay for the relocations costs associated with absorbing the TSA parcels into the Seaboard terminal facility.  At the conclusion of the TSA, County shall pay for the relocation of the perimeter fencing around Parcels E-3 and E-1 (which will border the relocated Chute Road).

(iv)       provide for safe and continued access for vehicles to the 1630 Building.

(v)        pave and stripe approximately 180 parking spots to the north of the 1630 Building.

T.                                   Section 33 shall be amended to delete the last sentence of Section 33 and replace it with the following:  Should Seaboard elect to assign this Agreement to an entity that is neither a wholly-owned subsidiary or affiliate, Seaboard must pay the County two-hundred and fifty thousand dollars ($250,000) for each year remaining on the Seaboard Agreement and all three (3) renewal terms.

U.                                The following section will be added:  Section 44.  As provided in subsection 4(G) of the Agreement, the Port Director, with Seaboard’s consent, made minor adjustments, both increases and decreases, to Seaboard’s Terminal Area due to multiple construction projects, including the Tunnel.  Since the Initial Agreement’s Effective Date, Seaboard has continued to pay land rent based upon the Terminal Area described in the Initial Agreement, which resulted in overpayments by Seaboard.  A reconciliation, agreed to by both parties, has shown that the Port owes Seaboard approximately $560,403 for net overpayments made by Seaboard.  Within thirty (30) days after the Effective Date of this Amendment No. 2, Seaboard will release the  County from this sum and any other  overpayment credit obligations related to land adjustments.

V.                                 Due to adding a third Renewal Term, as described in amended Section 3, Exhibit A shall be replaced with a new “Exhibit A-(Amendment No. 2)” as attached and such references to Exhibit “A” in the Seaboard Agreement, as amended, shall be deemed to be referencing, as applicable, “Exhibit “A” — (Amendment No.2)”

Due to the changes in the Terminal Area, as described in amended Section 2, Exhibit B shall be replaced with a new “Exhibit B-(Amendment No. 2)” as attached and such references to Exhibit “B” in the Seaboard Agreement, as amended, shall be deemed to be referencing, as applicable, “Exhibit “B” — (Amendment No.2)”.

W.                             The parties mutually agree Exhibit C to the Seaboard Agreement shall be further amended as follows:

(1)       The completion date for Phase IV improvements - container yard paving and drainage and RTG runways from March 31, 2013 (as amended) to May 31, 2015; and

(2)       The completion date for Phase V improvements - container yard paving and drainage and RTG runways from March 31, 2015 (as amended) to January 31, 2016.

The Parties agree that any delays in implementation of the improvements in Phases IV and V occurring before the date of this Amendment No. 2 are not attributable to either Party.

2.                                   On port rail rates.  To the extent permitted by applicable law, the Port shall use best efforts to cause rates charged for the use of the intermodal rail service at the Port to be reasonably competitive with rates charged for the use of similarly situated facilities within fifty (50) miles of the Port.

3.                                   All terms and conditions of the Seaboard Agreement and Amendment No. 1 not modified by this Amendment No. 2 shall remain in full force and effect.

4.                                   This Amendment No. 2 shall be governed by Florida Law.

[Signatures on the Following Page]

IN WITNESS WHEREOF the parties have caused this Amendment No. 2 to be executed in their respective corporate names by their appropriate officers, and have their respective corporate seals affixed thereto, all as of the day and year first written above.

SEABOARD MARINE LTD.		MIAMI-DADE COUNTY

By: /s/ Bruce A. Brecheisen		By: /s/ Jack Osterholt
Name:	Bruce A. Brecheisen	Name:
Title	EVP	Title:
Date:	18 June 2013	Date:

ATTEST:		Approved as to legal form and sufficiency:

By: /s/ Daniel O’Neil		/s/ Richard Seavey
Name:	Daniel O’Neil
Title	Director
Date:	18 June 2013

ATTEST:
Clerk of the Board

/s/ Gene Spencer
Deputy Clerk

EXHIBITS TO AMENDMENT NO. 2 TO AMENDED

AND RESTATED TERMINAL AGREEMENT

Following is a list of the Exhibits to Amendment No. 2 to Amended and Restated Terminal Agreement, which are omitted from the Amendment No. 2 which is filed with the Securities and Exchange Commission (“SEC”).  Seaboard Corporation (“Seaboard”) undertakes to provide to the SEC the Exhibits, as requested, subject to Seaboard’s right to request confidential treatment under the Freedom of Information Act.

Exhibit A -- TEU Minimum Throughput Guarantees and Rates
Exhibit B -- Seaboard Acreage
Exhibit 1 -- Amendment to Terminal Service Agreement